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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                                  __________


                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



      Date of report (Date of earliest event reported):  October 23, 2001


                             KAISER VENTURES INC.
              (Exact Name of Registrant as Specified in Charter)


        Delaware                         0-18858                94-0594733
(State or Other Jurisdiction           (Commission             (IRS Employer
     of Incorporation)                 File Number)         Identification No.)



3633 E. Inland Empire Blvd., Ste. #850, Ontario California           91764
       (Address of Principal Executive Offices)                    (Zip Code)

      Registrant's telephone number, including area code:  (909) 483-8500
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Item 5.  Other Events.

     On October 19, 2001, Kaiser Ventures Inc. ("Kaiser Inc.") filed a definitive Schedule 14A with the SEC for Kaiser Inc.'s annual meeting of stockholders, scheduled to be held on November 28, 2001, at which time Kaiser Inc.'s stockholders will be asked to approve, among other things, the previously proposed conversion of Kaiser Inc. into a limited liability company. The conversion would be accomplished through the merger of Kaiser Inc. into Kaiser Ventures LLC ("Kaiser LLC"). This merger, which requires approval by Kaiser Inc.'s stockholders, would result in each Kaiser Inc. stockholder receiving merger consideration of $10 in cash plus one Class A Membership Unit in Kaiser LLC for each share of common stock owned in Kaiser Inc. On October 19, 2001, the Securities and Exchange Commission declared effective the Registration Statement on Form S-4, filed on behalf of Kaiser LLC, registering the Class A Membership Units to be issued to Kaiser Inc. stockholders in the merger. Kaiser Inc. will mail each of its stockholders a Proxy Statement to the address of record for each stockholder as of October 8, 2001, containing information about the annual meeting and the proposed conversion.

     This Current Report on Form 8-K and Exhibit 99, attached hereto, are summary in nature and do not provide all of the important information with respect to the proposed conversion proposal. The Proxy Statement and Registration Statement contain important information about the conversion proposal, and Kaiser Inc.'s stockholders should carefully review those documents, and the documents to which they each refer, before voting with respect to the conversion proposal. The Proxy Statement, Registration Statement and related exhibits are also be available for free at the SEC's website http://www.sec.gov.
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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        KAISER VENTURES INC.


Dated:  October 23, 2001                By:/s/ Richard E. Stoddard
                                           -----------------------------
                                        Richard E. Stoddard
                                        President and Chief Executive Officer

                                       3
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                                 Exhibit Index
                                 -------------

No.          Document
---          --------

99 Press Release Announcing the Filing of Definitive Proxy Statement and Effectiveness of Registration Statement.